                                                                      EXHIBIT 12

Ratio of Earnings to Fixed Charges:

                                                            Three Months Ended
                                                            -------------------
                                                            March 31, March 31,
                                                              1998      1999
                                                            --------- ---------
                                                              (in thousands)
Income (loss) before provision for income taxes and
 cumulative effect of change in accounting principle.......  $  739    $(7,660)
  Add fixed charges:
    Interest expense including amortization of debt
     issuance cost.........................................   1,062      3,795
                                                             ------    -------
Earnings (loss)............................................  $1,801    $(3,865)
                                                             ------    -------

Fixed Charges
  Interest expense including amortization of debt issuance
   cost....................................................  $1,062    $ 3,795
  Capitalized interest.....................................   2,060      1,027
                                                             ------    -------
Total Fixed Charges........................................  $3,122    $ 4,822
                                                             ======    =======

Ratio of Earnings to Fixed Charges.........................     .58        --
                                                             ======    =======
Deficiency of Earnings to Cover Fixed Charges..............  $1,321    $ 8,687
                                                             ======    =======